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                                                                Exhibit (10)(aa)

                  FIRST AMENDMENT TO THE SUNDSTRAND CORPORATION
                           DEFERRED COMPENSATION PLAN
              (As amended and restated effective December 19, 1997)

           WHEREAS, The Sundstrand Corporation Deferred Compensation Plan (the "Plan") was established effective as of January 1, 1995; and

           WHEREAS, the Plan was amended and restated in its entirety effective as of December 19, 1997 (which amendment and restatement superceded an earlier amendment and restatement which was to have become effective as of December 31,
1997); and

           WHEREAS, it was determined that it was appropriate to further amend the Plan, which amendment was incorporated in a resolution adopted by the Sundstrand Corporation Board of Directors at its April 21, 1998 meeting; and

           WHEREAS, to facilitate administration of the Plan it has been determined that it is appropriate to set forth the changes made in the resolution adopted by the Sundstrand Corporation Board of Directors at its April 21, 1998 meeting in a formal Plan amendment.

           NOW, THEREFORE, this First Amendment to the Sundstrand Corporation Deferred Compensation Plan (as amended and restated effective December 19, 1997) has been prepared to reflect such changes effective as of April 21, 1998 as follows:

           1. Section 7.2 of Article VII of the Plan is changed to provide as follows:

         "Section 7.2. Payment of Deferred Amounts. In the year prior to the elected distribution date, the Executive or Director must complete the Compensation Payment Election Form to indicate the desired payment option or to elect to redefer payment. (The redeferral option is available only one time and, with respect to Directors, only to those Directors who at such time are either active employees or sitting members of the Board.) Unless otherwise provided by action authorized in Section 9.1 hereof, or as otherwise provided pursuant to the terms of this Plan, the Corporation shall pay an amount in accordance with the payment option specified on the Executive's or Director's Compensation Payment Election Form. Payments will be made annually over the period specified on the Executive's or Director's Compensation Payment Election Form, provided that the payment period may not extend beyond the Executive's or Director's seventy-fifth birthday. Annual payments will be made in January of the specified distribution year. After the Corporation has paid an amount equal to the Executive's or Director's Deferred Compensation Account, the Corporation shall have no further obligation under this Plan. In the event the Executive leaves the Corporation or the director ceases to be an active Board member before the specified distribution year, payment will be made as indicated on the applicable Deferral Election or Compensation Payment Election Form. In all cases, appropriate taxes on the deferral payments are the responsibility of the payee."

Executed at Rockford, Illinois as of the 21st day of April, 1998.

                                        SUNDSTRAND CORPORATION

                                        By: /s/ Paul Donovan
                                            ----------------------------
                                        Title:     Paul Donovan
                                                   Executive Vice President and
                                                   Chief Financial Officer